 EXHIBIT 99.1

Pac-Van, Inc. Acquires Storage Container, Storage Trailer and Office Container Assets From Instant Storage

Indianapolis, IN, September 24, 2018 – General Finance Corporation (NASDAQ:GFN) subsidiary Pac-Van, Inc. announced its acquisition of the assets of Instant Storage, with locations in both Miami, Florida and Bakersfield, California. Instant Storage provides its customers with portable storage containers, storage trailers and office containers.

“The acquisition of the assets of Instant Storage provides Pac-Van with more than 2,200 additional fleet rental units and adds fourteen new professionals to our team,” said Jody Miller, CEO of General Finance Corporation. “With these newly acquired assets, we are able to achieve increased market penetration into both the Central Valley region and the greater Los Angeles area of Southern California, as well as in Miami and the south Florida region, building upon our market share while continuing to deliver highly valued and convenient portable storage and office space solutions.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 50 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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